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Exhibit 15

LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION

January 24, 2003

Board of Directors and Stockholders
Aon Corporation

We are aware of the incorporation by reference in this Registration Statement (Form S-3) and related Prospectus of Aon Corporation for the registration of $300,000,000 of 3 1/2% senior convertible debentures due 2012 and 13,969,740 shares of its common stock of our reports dated April 29, 2002 (except for Note 2, as to which the date is August 14, 2002), August 14, 2002 and November 11, 2002 relating to the unaudited condensed consolidated interim financial statements of Aon Corporation which are included in its Form 10-Q/A for the quarter ended March 31, 2002 and Form 10-Q for the quarters ended June 30, 2002 and September 30, 2002.

                          /s/ Ernst & Young LLP

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  Exhibit 15